UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 1, 2005

JCM Partners, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-32653	94-3364323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2151 Salvio Street, Suite 325, Concord, California		94520
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	925-676-1966

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 3.02. Unregistered Sales of Equity Securities.

Sales of Series B Preferred Units
Effective as of January 1, 2005, the Company issued 2,389,700 of its Series B Preferred Units to certain accredited investors for the following aggregate amount of consideration:
2,389,700 Series B Preferred Units $2,604,773 Cash
-0- Series B Preferred Units -0- Class 1 Units
Any Class 1 Units received as consideration for the Series B Preferred Units will assume the status of authorized but unissued Units. No commissions or other compensation was paid in connection with the issuance of the Series B Preferred Units.
The issuance of the Series B Preferred Units was made in reliance upon exemptions from the registration requirements of the Securities Act of 1933, as amended and regulations thereunder afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. The Series B Preferred Units were offered and sold solely to accredited investors.
Currently, the Series B Preferred Units are not convertible into any other classes of Units or series of Preferred Units. If any Certificates of Designations of any class of Units or series of Preferred Units allows the Series B Preferred Units to convert into such class or series, the terms governing the conversion of the Series B Preferred Units shall be as specified in that Certificate of Designations.
Conversions of Class 1 Units and Class 2 Units
As we have previously disclosed, under the terms of our Class 1 Units, holders of our Class 1 Units are able to convert their Class 1 Units into either Class 2 Units or Class 3 Units. In addition, under the terms of our Class 2 Units, holders of our Class 2 Units are able to convert their Class 2 Units into Class 3 Units. All conversions are on a one-for-one basis. Conversions of Units become effective the first of the month after we receive a properly completed Conversion Form requesting such conversion and any other required documentation.
Effective January 1, 2005, pursuant to Unit Conversion Forms received during the previous month, 3,131,380 of our outstanding Class 1 Units were converted into Class 2 Units, 6,740,212 of our outstanding Class 1 Units were converted into Class 3 Units, and 18,346 of our outstanding Class 2 Units were converted into Class 3 Units.
We did not receive any consideration in connection with the conversions, other than the return of the Units so converted. Effective upon their conversions, converted Units assume the status of authorized but unissued Units.
The conversions were made pursuant to the terms of the Units in reliance on Section 3(a)(9) of the Securities Act, which provides an exemption from the registration requirements of the Securities Act for securities exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. We processed the conversions internally and did not pay anyone to solicit the conversions.
As of January 1, 2005, we had the following number of Units owned by persons other than our wholly-owned subsidiary, JCM Properties, LLC:

Class 1 Units: 16,828,605
Class 2 Units: 14,266,467
Class 3 Units: 31,204,383
Total Units: 62,299,455

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 31, 2004, the Company adopted Exhibit D-4 to its Operating Agreement, the Certificate of Designations of Series B Preferred Units ("Series B COD") of JCM Partners, LLC. The Series B COD, which amends and becomes a part of the Operating Agreement, sets forth the terms of the Company’s newly-created Series B Preferred Units.
Set forth below is a summary of the material terms of the Series B Preferred Units. This summary is not a complete description of the terms of the Series B Preferred Units, and the Series B COD should be reviewed for a complete understanding of the terms of the Series B Preferred Units.
Term Summary
Price: Series B Preferred Units are sold at a discount from the price the Company is willing to pay for Class 1 Units through its Unit Repurchase Program. As the price the Company is willing to pay for Class 1 Units changes, the sales price of Series B Preferred Units is expected to change correspondingly.
Mandatory Distributions: The Series B Preferred Units receive a mandatory monthly distribution equal to 1/12th of $0.0825. This distribution amount is the same that is currently paid to Class 3 Units and is subordinate to the mandatory distributions currently paid to Class 1, 2 and 3 Units.
Additional Distributions: Additional distributions equal to those paid to Class 3 Units are also intended for Series B Units. Class 3 Units currently receive 1/12th of $0.0025 monthly. Series B Preferred Units, accordingly, will receive the same additional distribution monthly.
Voting Rights: Series B Preferred Units have voting rights similar to Class 1, 2 and 3 Units, absent the right to veto a liquidation or change of control event.
Put on Change of Control: Each Series B Preferred Unit holder will have the right to require the Company to repurchase their Series B Preferred Units for 120% of their original purchase price in the event the holder does not want to participate in a change of control event.
Dissolution of the Company: Upon dissolution of the Company, the Company will be required to repurchase the Series B Preferred Units for the greater of 110% of their original purchase price or the weighted average price the Company has paid for Class 3 Units during the prior 12 months.
Participation in Unit Repurchase Program: Participation in the Unit Repurchase Program is also anticipated, but only after the Series B Preferred Units have been held for a three-year period. However, the Company may repurchase Series B Preferred Units in the case of hardship within the three-year period at their original issuance price.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed herewith:
Exhibit No. Description
3.13 Certificate of Designations of the Series B Preferred Units

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JCM Partners, LLC

January 6, 2005	By:	Gayle M. Ing

Name: Gayle M. Ing
Title: President and Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

3.13	Certificate of Designations of the Series B Preferred Units